Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre / Jamie Baird
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES THIRD QUARTER FISCAL 2021 FINANCIAL RESULTS

~ Third Quarter Sales of $284.6 Million ~

~ Improved Performance in December Continued into January with a Comparable Store Sales Increase of 3% ~

~ Year-to-Date Operating Cash Flow of ~$159 Million compared to ~$126 Million in the Same Period Last Year ~

~ Completes Acquisition of 17 Stores in Southern California, Representing Expected Annualized Sales of ~$20 Million ~

ROCHESTER, N.Y. – January 27, 2021 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 26, 2020.

Third Quarter Results

Sales for the third quarter of the fiscal year ending March 27, 2021 (“fiscal 2021”) decreased 13.6% to $284.6 million, as compared to $329.3 million for the third quarter of the fiscal year ended March 28, 2020 (“fiscal 2020”). The total sales decrease for the third quarter of $44.7 million was driven by a comparable store sales decline of 13.0% for the period and a decrease in sales of $7.2 million from closed stores, partially offset by an increase in sales from new stores of $2.2 million, including sales from recent acquisitions of $1.5 million. Comparable store sales were down approximately 8% for tires, 16% for alignments, 17% for front end/shocks, 19% for maintenance services and 21% for brakes compared to the prior year period.

Gross margin decreased 400 basis points to 33.8% in the third quarter of fiscal 2021 from 37.8% in the prior year period. The decrease partially resulted from lower comparable store sales in the third quarter of fiscal 2021, which resulted in higher fixed distribution and occupancy costs as a percentage of sales compared to the prior year period. Variable gross margin benefitted from improved tire margins, driven by the completed rollout of the Company’s tire category management and pricing tool. This was more than offset by a higher sales mix of tires compared to the prior year period, which resulted in higher material costs as a percentage of sales.

Variable gross margin was also negatively impacted by higher technician labor costs as a percentage of sales compared to the prior year period, particularly in the first two months of the quarter. The Company’s efforts to optimize store staffing and increase teammate productivity led to lower technician labor costs as a percentage of sales in December compared to the prior year period. Total operating expenses decreased $12.3 million to $80.5 million, or 28.3% of sales, as compared to $92.8 million, or 28.2% of sales in the prior year period. The year-over-year dollar decrease primarily resulted from targeted cost reductions and lower expenses from 29 fewer stores compared to the prior year period. The slight increase in operating expenses as a percentage of sales in the third quarter of fiscal 2021 compared to the previous year period was driven by a decrease in comparable store sales.

Operating income for the third quarter of fiscal 2021 was $15.7 million, or 5.5% of sales, as compared to $31.6 million, or 9.6% of sales in the prior year period. Interest expense was $6.8 million for the third quarter of fiscal 2021, as compared to $7.0 million for the third quarter of fiscal 2020.

Net income for the third quarter of fiscal 2021 was $6.7 million, as compared to $18.9 million in the same period of the prior year. Diluted earnings per share for the third quarter of fiscal 2021 was $.20, compared to $.56 in the third quarter of fiscal 2020. Adjusted diluted earnings per share, a non-GAAP measure, for the third quarter of fiscal 2021 was $.22, which excluded $.02 per share related to Monro.Forward initiatives and $0.01 per share of benefit related to a reserve for potential litigation that was no longer necessary. This compares to adjusted diluted earnings per share of $.60 in the third quarter of fiscal 2020, which excluded $.03 per share of costs related to Monro.Forward initiatives and $0.01 per share of acquisition due diligence and integration costs. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Net income for the third quarter of fiscal 2021 reflects an effective tax rate of 25.2%, as compared to 24.1% in the prior year period.

During the third quarter of fiscal 2021, the Company opened 19 company-operated stores, while temporarily closing one store as a result of storm damage and permanently closing one franchise location. Additionally, four company-operated stores remain temporarily closed as a result of damage sustained during Hurricane Laura in Louisiana and Tropical Storm Isaias in the Northeast. Monro ended the quarter with 1,260 company-operated stores and 96 franchised locations.

“Our results for the third quarter were impacted by general market conditions and lower labor productivity levels, particularly in the first two months of the quarter. After proactively decreasing staffing at the outset of the COVID-19 pandemic, we quickly ramped up staffing in our stores over the past two quarters as demand returned. As a result, we added approximately 700 new teammates since July that required time to fully ramp. Improving market conditions, as well as the successful onboarding and training of our new teammates led to improved top-line performance in December, which posted the best comparable store sales since the beginning of the pandemic. This has continued into January with a comparable store sales increase of 3%,” said Robert Mellor, Chairman of the Board of Directors and Interim Chief Executive Officer.

Mellor continued, “We remain financially strong and well positioned to execute against all of our growth initiatives and made significant progress during the third quarter. Importantly, we substantially completed the transformation of 104 stores and our rebranded and reimaged stores continue to outperform our chain average. Additionally, we completed the rollout of our store staffing and scheduling optimization tool and tire category management and pricing system, both of which are instrumental in driving profitable growth. Our initiatives are working and we look forward with confidence in our business.”

First Nine Months Results

For the current nine-month period, sales decreased 15.5% to $820.2 million from $970.5 million in the prior year period. Comparable store sales decreased 16.8% compared to a decrease of 0.1% in the prior year period. Gross margin for the nine-month period was 35.1% of sales, compared to 38.6% in the prior year period. Operating income was 6.3% of sales, compared to 10.4% in the prior year period. Net income for the first nine months of fiscal 2021 was $22.5 million, or $.67 per diluted share, as compared to $61.8 million, or $1.82 per diluted share in the comparable period of fiscal 2020. Adjusted diluted earnings per share, a non-GAAP measure, in the first nine months of fiscal 2021 was $.77, which excluded $.06 per share related to store closing costs, $.04 per share related to Monro.Forward initiatives and management transition costs and $0.01 per share of benefit related to a reserve for potential litigation that was no longer necessary. This compares to adjusted diluted earnings per share of $1.91 in the first nine months of fiscal 2020, which excluded $.06 per share of costs related to Monro.Forward initiatives and $.03 per share of costs related to acquisition due diligence and integration. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During the first nine months of fiscal 2021, the Company generated approximately $159 million in operating cash flow compared to $126 million for the same period last year. Monro’s strong cash flow allows the Company to support its business operations and Monro.Forward initiatives as well as invest in attractive acquisition opportunities intended to drive long-term growth, while paying down debt and returning cash to shareholders through its dividend program.

As of January 23, 2021, the Company had cash and cash equivalents of approximately $25 million and availability on its revolving credit facility of approximately $376 million.

Acquisition Update

The Company completed the previously announced acquisition of 17 stores in Southern California, further expanding the Company’s geographic footprint in the West Coast region. These locations are expected to add approximately $20 million in annualized sales.

Company Outlook

Due to the ongoing uncertainty caused by COVID-19, it remains difficult to accurately predict the full impact of the pandemic on overall demand and Monro’s operations for the remainder of the year. Therefore, the Company is not providing fiscal 2021 guidance.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, January 27, 2021 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13715011. A replay will be available approximately two hours after the recording through Wednesday, February 10, 2021 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13715011. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com. An archive will be available at this website through February 10, 2021.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,260 company-operated stores, 96 franchised locations, seven wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 32 states, serving the MidAtlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and Western United States. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “potential,” “anticipate,” “assume,” “project,” “believe,” “could,” “may,” “will,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the duration and scope of the COVID-19 pandemic and its impact on our customers, executive officers and employees, the effect of economic conditions, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2020 and subsequent quarterly reports on Form 10-Q. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2020	2019	% Change
Sales	$284,591	$329,281	(13.6)%
Cost of sales, including distribution and occupancy costs	188,453	204,929	(8.0)%

Gross profit	96,138	124,352	(22.7)%
Operating, selling, general and administrative expenses	80,450	92,781	(13.3)%

Operating income	15,688	31,571	(50.3)%
Interest expense, net	6,819	6,983	(2.3)%
Other income, net	(65)	(274)	(76.2)%

Income before provision for income taxes	8,934	24,862	(64.1)%
Provision for income taxes	2,251	5,982	(62.4)%

Net income	$6,683	$18,880	(64.6)%

Diluted earnings per share:	$.20	$.56	(64.3)%

Weighted average number of diluted shares outstanding	33,827	33,973
Number of stores open (at end of quarter)	1,260	1,289

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2020	2019	% Change
Sales	$820,237	$970,458	(15.5)%
Cost of sales, including distribution and occupancy costs	532,119	595,886	(10.7)%

Gross profit	288,118	374,572	(23.1)%
Operating, selling, general and administrative expenses	236,603	273,273	(13.4)%

Operating income	51,515	101,299	(49.1)%
Interest expense, net	21,526	21,100	2.0%
Other income, net	(132)	(655)	(79.7)%

Income before provision for income taxes	30,121	80,854	(62.7)%
Provision for income taxes	7,605	19,054	(60.1)%

Net income	$22,516	$61,800	(63.6)%

Diluted earnings per share	$.67	$1.82	(63.2)%

Weighted average number of diluted shares outstanding	33,840	33,971

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 26,	March 28,
	2020	2020
Assets
Cash	$24,959	$345,476
Inventories	165,141	187,441
Other current assets	77,255	63,103

Total current assets	267,355	596,020
Property, plant and equipment, net	334,293	328,637
Finance lease and financing obligation assets, net	279,304	196,575
Operating lease assets, net	207,508	199,729
Other non-current assets	742,217	728,496

Total assets	$1,830,677	$2,049,457

Liabilities and Shareholders’ Equity
Current liabilities	$310,546	$254,936
Long-term debt	190,000	566,400
Long-term finance leases and financing obligations	372,553	298,373
Long-term operating lease liabilities	181,938	170,954
Other long-term liabilities	39,597	24,354

Total liabilities	1,094,634	1,315,017
Total shareholders’ equity	736,043	734,440

Total liabilities and shareholders’ equity	$1,830,677	$2,049,457

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal
	December
	2020	2019
Diluted EPS	$0.20	$0.56
Store closing costs	—	—
Monro.Forward initiative costs	0.02	0.03
Acquisition due diligence and integration costs	—	0.01
Management transition costs	—	—
Potential litigation reserve reversal	(0.01)	—

Adjusted Diluted EPS	$0.22	$0.60

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal
	December
	2020	2019
Net Income	$6,683	$18,880
Store closing costs	(14)	—
Monro.Forward initiative costs	1,056	1,378
Acquisition due diligence and integration costs	122	435
Management transition costs	128	—
Potential litigation reserve reversal	(250)	—
Provision for income taxes	(234)	(435)

Adjusted Net Income	$7,491	$20,258

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Nine Months Ended Fiscal
	December
	2020	2019
Diluted EPS	$0.67	$1.82
Store impairment charge	—	—
Store closing costs	0.06	—
Monro.Forward initiative costs	0.03	0.06
Acquisition due diligence and integration costs	—	0.03
Management transition costs	0.01	—
Potential litigation reserve reversal	(0.01)	—

Adjusted Diluted EPS	$0.77	$1.91

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Nine Months Ended Fiscal
	December
	2020	2019
Net Income	$22,516	$61,800
Store impairment charge	99	—
Store closing costs	2.496	—
Monro.Forward initiative costs	1,510	2,685
Acquisition due diligence and integration costs	161	1,204
Management transition costs	385	—
Potential litigation reserve reversal	(250)	—
Provision for income taxes	(1,022)	(953)

Adjusted Net Income	$25,895	$64,736